Exhibit 10.3

FORM OF

TAX MATTERS AGREEMENT

by and among

BAXTER INTERNATIONAL INC.

AND ITS AFFILIATES

and

BAXALTA INCORPORATED

AND ITS AFFILIATES

FORM OF

TAX MATTERS AGREEMENT

This Tax Matters Agreement (the “Agreement”) is entered into as of the              day of             , 2015, between Baxter International Inc. (“Baxter”), a Delaware corporation, by and on behalf of itself and each Affiliate of Baxter, and Baxalta Incorporated (“Baxalta” and, together with Baxter, the “Parties”), a Delaware corporation, by and on behalf of itself and each Affiliate of Baxalta.

R E C I T A L S:

WHEREAS, Baxter’s board of directors has determined that it is appropriate and advisable to: (i) separate the Baxalta Business from Baxter’s remaining businesses (the “Separation”), which will include the transfer of the assets (including interests in intangible assets and stock of subsidiaries) used in connection with the Baxalta Business to Baxalta (the “Contribution”); and (ii) following the Separation, make a distribution, on a pro rata basis, to holders of common shares, par value $1.00 per share (“Baxter Common Stock”), of Baxter of at least 80% of the outstanding shares of common stock, par value $0.01 per share, of Baxalta owned by Baxter (the “Distribution” together with the Separation, Subsequent Distributions and Debt-for-Equity Exchanges, the “Transactions”) (the date of such Distribution, the “Distribution Date”);

WHEREAS, Baxter may retain up to 20% of the outstanding Baxalta Common Stock (“Retained Stock”) and distribute such Retained Stock to Baxter shareholders (“Subsequent Distributions”) or Baxter creditors (“Debt-for-Equity Exchanges”) within 18 months of the Distribution;

WHEREAS, Baxter and Baxalta intend that the Contribution and Distribution, Subsequent Distributions, Debt-for-Equity Exchanges and certain other transactions effected as part of the Separation qualify for Tax-Free Status;

WHEREAS, as of the date hereof, Baxter is the common parent of an affiliated group of domestic corporations, including Baxalta, that has elected to file consolidated U.S. federal Income Tax Returns and, as a result of the Distribution, neither Baxalta nor any of its Affiliates will be a member of such group after the close of the Distribution Date; and

WHEREAS, in contemplation of the Distribution, Baxter and Baxalta desire to set forth their agreement on the rights and obligations of Baxter and Baxalta and their respective Affiliates with respect to the responsibility, handling and allocation of federal, state, local, and non-U.S. Taxes, and various other Tax matters;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, Baxter and Baxalta (and their respective Affiliates) hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement (including the recitals hereof), the following terms have the following meaning, and capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings assigned to them in the Distribution Agreement.

“Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by Baxalta and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) and any Affiliate of Baxalta that is a party to a transaction intended to qualify under Section 355 of the Code and such Affiliate’s “separate affiliated group” of the Baxalta Business, in each case, as conducted immediately prior to the Distribution or any other relevant distribution.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means any corporation, partnership, limited liability company, or other entity directly or indirectly Controlled by the entity in question.

“Agreement” has the meaning set forth in the Preamble.

“Baxalta” has the meaning set forth in the Preamble.

“Baxalta Business” has the meaning set forth in the Distribution Agreement.

“Baxalta Capital Stock” means all classes or series of capital stock of Baxalta, including (a) the Baxalta Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in Baxalta for U.S. federal Income Tax purposes.

“Baxalta Group” means Baxalta and all Affiliates of Baxalta, as determined immediately after the Distribution.

“Baxalta Separate Return” means any Tax Return of or including any member of the Baxalta Group (including any consolidated, combined or unitary return) that is not a Joint Return.

“Baxter” has the meaning set forth in the Preamble.

“Baxter Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Baxter is the common parent.

“Baxter Business” has the meaning set forth in the Distribution Agreement.

“Baxter Capital Stock” means all classes or series of capital stock of Baxter, including (a) the Baxter Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in Baxter for U.S. federal Income Tax purposes.

“Baxter Common Stock” has the meaning set forth in the Recitals.

“Baxter Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the Baxter Affiliated Group.

“Baxter Group” means Baxter and all Affiliates of Baxter, excluding any entity that is a member of the Baxalta Group.

“Baxter Separate Return” means any Tax Return of or including any member of the Baxter Group (including any consolidated, combined or unitary return) that is not a Joint Return.

“Board Certificate” has the meaning set forth in Section 4.02(d) of this Agreement.

“Business” means the Baxter Business or Baxalta Business, as the case may be.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the Recitals.

“Control” means the ownership of stock or other securities possessing at least 50 percent of the total combined voting power of all classes of securities entitled to vote.

“Debt-for-Equity Exchange” has the meaning set forth in the Recitals.

“Deferred Baxalta Business” has the meaning set forth in the ICO Agreement.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Agreement” means the Separation and Distribution Agreement entered into by and between Baxter and Baxalta on the date hereof, as the same may be amended.

“Distribution Date” has the meaning set forth in the Recitals.

“Employee Matters Agreement” means the Employee Matters Agreement entered into by and between Baxter and Baxalta on the date hereof, as the same may be amended.

“Employment Taxes” means any Tax the liability or responsibility for is allocated pursuant to the Employee Matters Agreement.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or non-U.S. taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“ICO Agreement” means the International Commercial Operations Agreement, as defined in the Distribution Agreement.

“Income Tax” means any Tax which is based upon, measured by, or calculated with respect to income or net worth, including, without limitation, the Michigan “single business tax” set forth at MCL sections 208.1 to 208.145, the Ohio “Commercial Activity Tax” set forth in Ohio Rev. Code Ann. §§ 5751.01 through 5751.99, the Texas “franchise tax” set forth in Title 2, Subtitle F, Chapter 171 of the Texas Tax Code Annotated, the California “franchise tax” set forth in Cal. Rev. & Tax Code § 23151, the “Business Privilege Tax” set forth in Tennessee Code section 67-4-709, and any other franchise or similar Taxes.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.

“Indemnitee” means a Party that is entitled to receive an Indemnity Payment.

“Indemnity Payment” means an indemnity payment contemplated by the Distribution Agreement, this Agreement or any other Ancillary Agreement.

“IRS” means the United States Internal Revenue Service.

“IRS Ruling” means the private letter ruling issued by the IRS to Baxter (or any other member of the Baxter Group) in connection with the Transactions (including any supplemental rulings).

“Joint Return” means (i) any Tax Return that actually includes, by election or otherwise, one or more members of the Baxter Group together with one or more members of the Baxalta Group or (ii) any Tax Return that includes Tax Items attributable to both the Baxalta Business and the Baxter Business.

“MDET” means the Medical Device Excise Tax as defined in Section 4191 of the Code and any Treasury Regulations promulgated thereunder.

“Non-Income Tax” means any Tax that is not an Income Tax or a Property Tax.

“Non-Income Tax Return” means any Tax Return relating to Non-Income Taxes.

“Notified Action” has the meaning set forth in Section 4.04(a).

“Other Tax Ruling” means each ruling (other than the IRS Ruling) issued by a Tax Authority pursuant to a ruling request filed by or on behalf of the Baxter Group with respect to the Transactions (including any supplemental rulings).

“Parties” has the meaning set forth in the Preamble.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Pharma Fee” means the “Branded Prescription Drug Fee” as defined in the Treasury Regulations Section 51.1, et seq.

“Post-Distribution Tax Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Pre-Distribution Tax Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Property Tax” means any real, personal and intangible ad valorem property Tax imposed by any Tax Authority, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Baxalta management or shareholders, is a hostile acquisition, or otherwise, as a result of which Baxalta would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Baxalta and/or one or more holders of outstanding shares of Baxalta Capital Stock, a number of shares of Baxalta Capital Stock that would, when combined with any other changes in ownership of Baxalta Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (a) the value of all outstanding shares of stock of Baxalta as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Baxalta as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (x) the adoption by Baxalta of a shareholder rights plan or (y) issuances by Baxalta that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Refund Recipient” has the meaning set forth in Section 2.08(a).

“Representation Letters” means the representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS) delivered or deliverable by Baxter and others in connection with the rendering by KPMG LLP or any other Tax Advisor, and/or the issuance by the IRS or any other Tax Authority, of the Tax Opinions/Rulings.

“Retained Stock” has the meaning set forth in the Recitals.

“Ruling Request” means any letter filed by Baxter with the IRS or any other Tax Authority requesting a ruling (including the IRS Ruling and Other Rulings) regarding certain Tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Rulings” means, collectively, the IRS Ruling and the Other Tax Rulings and “Ruling” means any one of them.

“Section 4.02(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 30% instead of 40%.

“Separate Return” means a Baxter Separate Return or a Baxalta Separate Return, as the case may be.

“Separation” has the meaning set forth in the Recitals.

“Separation Taxes” means any Taxes (including, for the avoidance of doubt, Income Taxes and Transfer Taxes) imposed on any member of the Baxter Group or Baxalta Group arising from, or attributable to, any transfer of assets or liabilities in the Separation that are incurred on or prior to the Distribution Date, or that otherwise relate to transactions occurring on or prior to the Distribution Date.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Subsequent Distributions” has the meaning set forth in the Recitals.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means, with respect to U.S. Tax matters, a U.S. Tax counsel of recognized national standing, and, with respect to non-U.S. Tax Matters, a local Tax counsel or accountant of recognized national standing in the relevant jurisdiction.

“Tax Attribute” means a net operating loss, net capital loss, overall foreign loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, research and development credit or any other Tax Item that could reduce a Tax or create a Tax benefit.

“Tax Authority” means, with respect to any Tax, the governmental authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means, with respect to a Tax Period, the amount by which the cash Tax liability of an entity (or of the consolidated or combined group of which it is a member) is reduced solely as a result of a Tax Item, or the amount of an actual Tax refund that is generated solely as a result of such Tax Item (plus any related interest received from any Tax Authority), in either case, by comparing the cash Tax liability or actual Tax refund on the applicable Tax Return that would arise with and without the Tax Item potentially giving rise to the Tax Benefit.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of determining or redetermining any Tax (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” means the qualification of (I) the Separation and the Distribution (along with the Subsequent Distributions and Debt-for-Equity Exchanges), taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, (c) a transaction in which Baxter, Baxalta and the shareholders of Baxter recognize no income or gain for U.S. federal Income tax purposes pursuant to Sections 355, 361, and 1032 of the Code, other than, (x) in the case of Baxter and Baxalta, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, and (y) in the case of shareholders of Baxter, any receipt of cash in lieu of fractional shares, and (II) any other transaction described in the Tax Opinions/Rulings in accordance with the treatment set forth therein.

“Tax Incentive” means any Tax exemption, Tax holiday, Tax incentive, preferential Tax treatment, Tax deferral, Tax credit, or other Tax reduction agreement relating to the Baxter Group or the Baxalta Group.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Taxes paid or payable in any taxable period.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions” means (i) the written opinion on the U.S. federal income taxation consequences of certain aspects of the Transactions provided by KPMG LLP to any member of the Baxter Group and (ii) any other written opinions on the U.S. state, local, and non-U.S. tax consequences of certain aspects of the Transactions provided by any Tax Advisors to any member of the Baxter Group, in either case, requested prior to the Distribution.

“Tax Opinions/Rulings” means the Tax Opinions and/or the Rulings deliverable to any member of the Baxter Group in connection with the Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax-Related Losses” means (a) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (b) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (c) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Baxter (or any Baxter Affiliate) or Baxalta (or any Baxalta Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Transactions to have the tax treatment described in the Tax Opinions/Rulings.

“Tax Return” means any report of Tax due, any claims for refund of Tax paid, any information return with respect to Tax, any election made with respect to Tax, or any other similar report, statement, declaration, or document required to be filed under the Code or other Law with respect to Tax, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing for any taxpayer or consolidated, combined, or unitary group of taxpayers.

“Tax Return Preparer” means (i) with respect to any Tax Return that Baxter is responsible for preparing under Section 3.01(a), Baxter, and (ii) with respect to any Tax Return that Baxalta is responsible for preparing under Section 3.01(b), Baxalta.

“Transaction” has the meaning set forth in the Recitals.

“Transaction Tax Contest” means a Tax Contest with the purpose of effect of determining or redetermining Taxes that could give rise to Tax-Related Losses.

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profit or similar Taxes, however assessed).

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to Baxter, on which Baxter may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Transactions would have qualified for Tax-Free Status if the transaction in question did not occur.

ARTICLE II

RESPONSIBILITY FOR TAX

Section 2.01 General Rule.

(a) Baxter Liability. Baxter shall be liable for, and shall indemnify and hold harmless the Baxalta Group from and against any liability for, Taxes which are allocated to Baxter under this Article II.

(b) Baxalta Liability. Baxalta shall be liable for, and shall indemnify and hold harmless the Baxter Group from and against any liability for, Taxes which are allocated to Baxalta under this Article II.

Section 2.02 Income Taxes. Except as provided in Section 2.05, all Income Taxes of the Baxter Group and Baxalta Group shall be allocated as follows:

(a) Current Income Taxes.

(i) Joint Returns. Subject to Section 2.02(a)(iv) and Section 2.02(b), Baxter shall be responsible for any and all Income Taxes (including estimated Income Taxes) shown as due and owing on any originally filed Joint Return for any Tax Period beginning on or before the Distribution Date (including any originally filed Joint Return for a Straddle Period).

(ii) Baxter Separate Returns. Subject to Section 2.02(a)(iv) and Section 2.02(b), Baxter shall be responsible for any and all Income Taxes (including estimated Income Taxes) shown as due and owing on any originally filed Baxter Separate Return for any Tax Period beginning on or before the Distribution Date (including any originally filed Baxter Separate Return for a Straddle Period).

(iii) Baxalta Separate Returns. Subject to Section 2.02(a)(iv) and Section 2.02(b), Baxalta shall be responsible for any and all Income Taxes (including estimated Income Taxes) shown as due and owing on any originally filed Baxalta Separate Return for any Tax Period beginning on or before the Distribution Date (including any originally filed Baxalta Separate Return for a Straddle Period).

(iv) Certain Payments for Pre-Distribution Tax Periods. If any originally filed Income Tax Return of the Baxter Group or Baxalta Group for any Tax Period beginning on or before the Distribution Date shows a payment of Income Taxes exceeding the amount set forth on Exhibit A, then (A) Baxter shall be responsible for such payment to the extent attributable to the Baxter Business and (B) Baxalta shall be responsible for such payment to the extent attributable to the Baxalta Business, in each case, as determined pursuant to Section 2.06.

(b) Pre-Distribution Income Taxes due to Amended Tax Returns or Adjustments. If either the Baxter Group or the Baxalta Group becomes liable for any Income Taxes for a Pre-Distribution Tax Period as a result of either an amended Tax Return (including any amended Joint Return or amended Separate Return) or a Final Determination or other adjustment made by a Tax Authority, then: (A) Baxter shall be responsible for any and all such Income Taxes to the extent attributable to the Baxter Business, and (B) Baxalta shall be responsible for any and all such Income Taxes to the extent attributable to the Baxalta Business, in each case, as determined pursuant to Section 2.06.

(c) Post-Distribution Income Taxes. Baxter shall be responsible for any and all Income Taxes imposed on the Baxter Group for any Tax Period beginning after the Distribution Date (whether or not such Income Taxes are due and owing on any originally filed or amended Income Tax Return or as a result of any Final Determination or other adjustment made by a Tax Authority). Baxalta shall be responsible for any and all Income Taxes imposed on the Baxalta Group for any Tax Period beginning after the Distribution Date (whether or not such Income Taxes are due and owing on any originally filed or amended Income Tax Return or as a result of any Final Determination or other adjustment made by a Tax Authority).

Section 2.03 Non-Income Taxes. Except as provided in Section 2.05, all Non-Income Taxes of the Baxter Group and Baxalta Group shall be allocated as follows:

(a) Pre-Distribution Non-Income Taxes. For all Pre-Distribution Tax Periods, (A) Baxter shall be responsible for any and all Non-Income Taxes that are attributable to the Baxter Business and (B) Baxalta shall be responsible for any and all Non-Income Taxes that are attributable to the Baxalta Business, in each case, as determined pursuant to Section 2.06.

(b) Post-Distribution Non-Income Taxes. For all Post-Distribution Tax Periods, (i) Baxter shall be responsible for any and all Non-Income Taxes imposed on the Baxter Group and (ii) Baxalta shall be responsible for any and all Non-Income Taxes imposed on the Baxalta Group.

(c) MDET. Notwithstanding Section 2.03(a) and Section 2.03(b), Baxter shall be responsible for any and all MDET imposed on the Baxter Group or the Baxalta Group for all Pre-Distribution Tax Periods; provided, that, Baxalta shall be responsible for any portion of the MDET imposed on the Baxter Group or the Baxalta Group for any Pre-Distribution Tax Period that meets both of the following requirements: (i) such MDET is attributable to the Baxalta

Business (or is otherwise imposed with respect to a Baxalta asset or product code) and (ii) the aggregate amount of such MDET referred to in clause (i) with respect to such Tax Period exceeds the amount set forth on Exhibit A.

(d) Pharma Fee. Notwithstanding Section 2.03(a) and Section 2.03(b), for all Tax Periods, (i) Baxter shall be responsible for any Pharma Fee imposed on the Baxter Group and (ii) Baxalta shall be responsible for any Pharma Fee imposed on the Baxalta Group; provided, however, that Baxalta shall be responsible for any Pharma Fee imposed on the Baxter Group for any Tax Period that is attributable to the Baxalta Business or otherwise results from assets, intellectual property, or other products owned by the Baxalta Group immediately after the Distribution.

Section 2.04 Property Taxes.

(a) Baxter shall be responsible for any and all Property Taxes imposed (whether in respect of a period, or a time, before or after the Distribution), attributable to, or arising with respect to or as a result of, assets or activities of the Baxter Business, as determined pursuant to Section 2.06.

(b) Baxalta shall be responsible for any and all Property Taxes imposed (whether in respect of a period, or a time, before or after the Distribution), attributable to, or arising with respect to or as a result of, assets or activities of the Baxalta Business, as determined pursuant to Section 2.06.

Section 2.05 Certain Transaction Taxes and Breaches of Covenants.

(a) The Parties acknowledge and agree that this Agreement, including Article II, shall not apply with respect to (i) any and all Taxes attributable to the ownership, operation or transfer of any Deferred Baxalta Business, for which the ICO Agreement shall govern, and (ii) any and all Employment Taxes, for which the Employee Matters Agreement shall govern.

(b) Any Separation Taxes payable on or before the Distribution Date shall be allocated to Baxter. Any Separation Taxes payable after the Distribution Date shall be allocated between Baxter and Baxalta based on the relative market capitalizations of Baxter and Baxalta, respectively, immediately following the Distribution.

(c) Baxalta shall be responsible for (i) any and all Tax-Related Losses for which Baxalta is responsible pursuant to Section 4.05 of this Agreement and (ii) any and all Taxes resulting from a breach by any member of the Baxalta Group of any covenant in this Agreement.

(d) Baxter shall be responsible for (i) any and all Tax-Related Losses for which Baxter is responsible pursuant to Section 4.05 of this Agreement and (ii) any and all Taxes resulting from a breach by any member of the Baxter Group of any covenant in this Agreement.

Section 2.06 Determination of Tax Attributable to Baxter Business and Baxalta Business.

(a) For purposes of this Article II, the amount of Taxes attributable to either the Baxter Business or Baxalta Business for any Pre-Distribution Tax Period shall be determined by Baxter in a manner consistent with the past return filing practices of the Baxter Group with respect to the relevant Tax Return (including any past accounting methods, elections and conventions); provided that Baxalta shall be entitled to participate in such determination.

(b) Without limiting the generality of Section 2.06(a), the Parties agree that the following rules and principles shall apply for purposes of determining the amount of Tax attributable to a Business pursuant to Section 2.06(a):

(i) In the event a Tax Item is not specifically attributable to either the Baxter Business or the Baxalta Business, such Tax Item shall be allocated between the Businesses based on the relative market capitalizations of Baxter and Baxalta immediately following the Distribution.

(ii) In the event a Non-Income Tax or Property Tax is attributable or traceable to a specific asset or product code (such as the MDET or the Pharma Fee), then such Tax shall be attributable to the Business that owns the relevant asset or product code.

(iii) The items set forth on Exhibit B shall be specifically attributable to the Business indicated on such Exhibit.

(iv) With respect to any item of real property that is shared between the Businesses, any Property Taxes imposed on such real property (whether in respect of a period, or a time, before or after the Distribution) shall be allocated between the Businesses based on headcount used in the relevant facility during the applicable Tax Period, if feasible, and using any other reasonable methodology as the Parties may agree (such as square footage used by each Business during the applicable Tax Period), if use of headcount is not feasible.

(v) In determining the amount of Taxes attributable to either the Baxter Business or Baxalta Business for any Pre-Distribution Tax Period, the Parties shall include the results from operations arising from the Baxter Business and the Baxalta Business (or assets relating thereto) during such Tax Period without regard to whether such operations (or assets) were operated or owned by a member of the Baxter Group or Baxalta Group.

Section 2.07 Proration of Taxes for Straddle Periods.

(a) For U.S. federal income Tax purposes, the Tax Period of each member of the Baxalta Group that joined in the filing of the Baxter Federal Consolidated Income Tax Return will close as of the end of the Distribution Date. Baxter and Baxalta shall take all commercially reasonable actions necessary or appropriate to close the taxable year of each member of the Baxalta Group for all other U.S. Tax purposes as of the end of the Distribution Date to the extent permitted by applicable Law; provided that this Section 2.07(a) shall not be construed to require Baxter to change any of its Tax Periods.

(b) For any Straddle Period, Taxes for the Pre-Distribution Tax Period shall be computed (i) in the case of Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes), on a daily pro rata basis and (ii) in the case of other Taxes generally, as if the Tax Period ended as of the close of business on the Distribution Date and, in the case of any such other Taxes that are attributable to the ownership of any equity interest in a partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable U.S. state or local or non-U.S. Tax Law), as if the Tax Period of that entity ended as of the close of business on the Distribution Date (whether or not such Taxes arise in a Straddle Period of the applicable owner).

Section 2.08 Tax Refunds.

(a) Subject to Section 2.08(b) and Section 2.09, if Baxter, Baxalta or any of their respective Affiliates receives any refund of any Taxes for which the other Party is allocated under this Article II (a “Refund Recipient”), such Refund Recipient shall pay to the other Party the entire amount of the refund (including interest received from the relevant Tax Authority, but net of any Taxes imposed with respect to such refund and any other reasonable costs) within 10 business days of receipt thereof; provided, however, that the other Party, upon the request of such Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Tax Authority) in the event such Refund Recipient is required by applicable law to repay such refund. In the event a Party would be a Refund Recipient but for the fact it elected to apply a refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent taxable period, then such Party shall be treated as a Refund Recipient and the economic benefit of so applying the refund shall be treated as a refund, and shall be paid within 10 business days of the due date of the Tax Return to which such refund is applied to reduce the subsequent Tax liability.

(b) Notwithstanding anything in Section 2.08(a) to the contrary, no payments shall be required pursuant to Section 2.08(a) for overpayments shown on any originally filed Income Tax Return for a Pre-Distribution Tax Period (but not including any amended Income Tax Return or claim for refund), unless the overpayment exceeds the amount set forth on Exhibit A, in which case: (A) Baxalta shall be a Refund Recipient to the extent such overpayment is shown on a Baxalta Separate Return but is attributable to the Baxter Business and (B) Baxter shall be a Refund Recipient to the extent such overpayment is shown on a Joint Return or Baxter Separate Return but is attributable to the Baxalta Business, in each case, as determined pursuant to Section 2.06. For the avoidance of doubt, any refund of Income Taxes for a Pre-Distribution Tax Period received pursuant to a Final Determination or other adjustment by a Tax Authority, or pursuant to an amended Tax Return or claim for refund (but not an originally filed Income Tax Return), shall be governed by Section 2.02(b) and Section 2.08(a).

Section 2.09 Carrybacks and Claims for Refund

(a) Baxalta hereby agrees that if a Tax Return of a member of the Baxalta Group for Post-Distribution Tax Period reflects any Tax Attribute, then the applicable member of the Baxalta Group shall elect to to relinquish, waive or otherwise forgo the right to carry back any such Tax Attribute to a Pre-Distribution Tax Period to the extent permissible under applicable Law. Such elections shall include, but not be limited to, the election described in

Treasury Regulation Section 1.1502-21(b)(3)(ii)(B), and any analogous election under state, local, or foreign Income Tax Laws, to waive the carryback of net operating losses or other Tax Attribute for U.S. federal Income Tax purposes.

(b) If, notwithstanding the provisions of Section 2.09(a), Baxalta is required to carryback a Tax Attribute, Baxter shall promptly remit to Baxalta any Tax Benefit that the Baxter Group actually realizes with respect to any such carryback on an “as and when” realized basis.

(c) If Baxalta has a Tax Attribute that must be carried back to any Pre-Distribution Tax Period, Baxalta shall notify Baxter in writing that such Tax Attribute must be carried back. Such notification shall include a description in reasonable detail of the basis for any Tax Benefit and the amount thereof, and a certification by an appropriate officer of Baxalta setting forth Baxalta’s belief (together with supporting analysis) that the Tax treatment of such Tax Attribute is more likely than not correct.

(d) If Baxter pays any amount to Baxalta under Section 2.09(b) and, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed, Baxter shall notify Baxalta of the amount to be repaid to Baxter, and Baxalta shall then repay such amount to Baxter, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Taxing Authority relating thereto.

(e) For purposes of this Agreement, a Tax Benefit shall be deemed to have been realized at the time any actual refund of Taxes is received or applied against other cash Taxes due, or at the time of filing a Tax Return (including a Tax Return relating to estimated Taxes) on which a Tax Item is applied in reduction of cash Taxes that would otherwise be payable.

Section 2.10 Allocation of Earnings and Profits and Tax Attributes.

(a) The allocation of earnings and profits between the Baxter Group and the Baxalta Group, and the Tax basis of the assets and liabilities transferred to Baxalta in connection with the Transactions, shall be determined in accordance with Exhibit C hereof.

(b) All Tax Attributes determined on a consolidated or combined basis for Pre-Distribution Tax Periods shall be allocated to the Baxter Group and Baxalta Group in accordance with the Code and the Treasury Regulations (and any applicable state, local, or non-U.S. law or regulation). Except as provided in Section 2.10(a), Baxter shall reasonably determine the amounts and proper allocation of such Tax Attributes as of the Distribution Date; provided that Baxalta shall be entitled to participate in such determination. Baxter and Baxalta agree to compute their Tax liabilities for Post-Distribution Tax Periods consistent with that determination and allocation and consistent with Exhibit C.

(c) The allocations made under this Section 2.10 shall be revised by Baxter to reflect each subsequent Final Determination that affects such allocations; provided that Baxalta shall be entitled to participate in such determination.

ARTICLE III

TAX RETURNS, TAX CONTESTS AND

OTHER ADMINISTRATIVE MATTERS

Section 3.01 Responsibility of Preparing Tax Returns.

(a) Except as described in Section 3.01(b), Baxter shall timely prepare (i) any Joint Returns or Separate Returns that are required or permitted to be filed for any Tax Period beginning on or before the Distribution Date (including Straddle Periods), (ii) any Joint Returns or Baxter Separate Returns that are required or permitted to be filed for any Tax Period beginning after the Distribution Date and (iii) any Tax Returns that are set forth on Schedule 3.01(a). If Baxalta is responsible for filing any such Tax Return under Section 3.03(a), Baxter shall, subject to Section 3.01(c), promptly deliver such prepared Tax Return to Baxalta reasonably in advance of the applicable filing deadline.

(b) Baxalta shall timely prepare (i) any Baxalta Separate Returns relating to Non-Income Taxes or Property Taxes that are required or permitted to be filed for any Tax Period beginning on or before the Distribution Date (including Straddle Periods), (ii) any Baxalta Separate Returns that are required or permitted to be filed for any Tax Period beginning after the Distribution Date and (iii) any Tax Returns that are set forth on Schedule 3.01(b). If Baxter is responsible for filing any such Tax Return under Section 3.03(a), Baxalta shall, subject to Section 3.01(c), promptly deliver such prepared Tax Return to Baxter reasonably in advance of the applicable filing deadline.

(c) To the extent that any Tax Return described in Section 3.01(a) or 3.01(b) directly relates to matters for which another Party may have an indemnification obligation to the Tax Return Preparer, or that may give rise to a refund to which that other Party would be entitled under this Agreement, the Tax Return Preparer shall (i) prepare the relevant portions of the Tax Return on a basis consistent with past practice, except (A) as required by applicable Law or to correct any clear error, (B) as a result of changes or elections made on any Joint Return that do not relate primarily to the Baxalta Group or (C) as mutually agreed by the Parties; (ii) notify the other Party of any such portions not prepared on a basis consistent with past practice; (iii) provide the other Party a reasonable opportunity to review the relevant portions of the Tax Return; (iv) consider in good faith any reasonable comments made by the other Party; and (v) use commercially reasonable efforts to incorporate, in the portion of such Tax Return related to the other Party’s potential indemnification obligation (or refund entitlement), any reasonable comments made by the other Party relating to the Tax Return Preparer’s compliance with clause (i). The Parties shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return.

Section 3.02 Information Packages. Each Party (i) shall provide to the other Party (in the format reasonably determined by the other Party) all information and assistance requested by the other Party as reasonably necessary to prepare any Tax Return described in Section 3.01(a) or Section 3.01(b) on a timely basis consistent with the current practices of the Baxter Group in preparing Tax Returns and (ii) in so providing such information and assistance, shall use any systems and third party service providers as are consistent with the current practices of the Baxter Group in preparing Tax Returns.

Section 3.03 Filing of Tax Returns and Payment of Taxes.

(a) Each Party shall execute and timely file each Tax Return that it is responsible for filing under applicable Law and shall timely pay to the relevant Taxing Authority any amount shown as due on each such Tax Return; provided, that (i) no member of the Baxalta Group shall file any Adjustment Request with respect to a Joint Return, or otherwise alter any Joint Return, without the prior written consent of Baxter, which shall not be unreasonably withheld or delayed. The obligation to make payments pursuant to this Section 3.03(a) shall not affect a Party’s right, if any, to receive payments under Section 3.03(b) or otherwise be indemnified with respect to that Tax liability.

(b) In addition to its obligations under Section 3.01(c), the relevant Tax Return Preparer shall, no later than 5 business days before the due date (including extensions) of any Tax Return described in Section 3.01(a) or (b), notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return for which the other Party must indemnify the Tax Return Preparer under this Agreement. The other Party shall pay such amount to the Tax Return Preparer no later than the due date (including extensions) of the relevant Tax Return. A failure by an Indemnitee to give notice as provided in this Section 3.03(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

Section 3.04 Tax Contests

(a) Baxter or Baxalta, as applicable, shall, within 10 business days of becoming aware of any Tax Contest (including a Transaction Tax Contest) that could reasonably be expected to cause the other Party to have an indemnification obligation under this Agreement, notify the other Party of such Tax Contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 3.04(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b) Baxter and Baxalta each shall have the exclusive right to control the conduct and settlement of any Tax Contest, other than a Transaction Tax Contest, relating to any Tax Return that it is responsible for preparing pursuant to Section 3.01. Notwithstanding the foregoing, if the conduct or settlement of any portion or aspect of any such Tax Contest could reasonably be expected to cause a Party to have an indemnification obligation under this Agreement, then (i) the Indemnifying Party shall have the right to share joint control over the conduct and settlement of that portion or aspect and (ii) whether or not the Indemnifying Party exercises that right, the Indemnitee shall not accept or enter into any settlement without the consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(c) Baxter and Baxalta shall have the right to control jointly the conduct and settlement of any Transaction Tax Contest. Notwithstanding the foregoing, Baxter shall be entitled to control exclusively the conduct and settlement of any Transaction Tax Contest if Baxter notifies Baxalta that (notwithstanding the rights and obligations of the Parties under this Agreement) Baxter agrees to pay (and indemnify Baxalta against) any Transaction Taxes resulting from such Transaction Tax Contest.

(d) In any case where the Parties control jointly the conduct and settlement of any Tax Contest (or portion or aspect thereof): (i) neither Party shall accept or enter into any settlement of such Tax Contest (or the relevant portion or aspect thereof) without the consent of the other Party, which shall not be unreasonably withheld or delayed, (ii) both Parties shall have a right to review and consent to, which consent shall not be unreasonably withheld or delayed, any correspondence or filings to be submitted to any Taxing Authority with respect to such Tax Contest (or the relevant portion or aspect thereof) and (iii) both Parties shall have the right to attend any formally scheduled meetings with any Tax Authority or hearings.

Section 3.05 Reliance by Baxter. If any member of the Baxalta Group supplies information to a member of the Baxter Group in connection with a Tax liability and an officer of a member of the Baxter Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Baxter Group identifying the information being so relied upon, the chief financial officer of Baxalta (or any officer of Baxalta as designated by the chief financial officer of Baxalta) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Baxalta agrees to indemnify and hold harmless each member of the Baxter Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Baxalta Group having supplied, pursuant to this Article III, a member of the Baxter Group with inaccurate or incomplete information in connection with a Tax liability.

Section 3.06 Reliance by Baxalta. If any member of the Baxter Group supplies information to a member of the Baxalta Group in connection with a Tax liability and an officer of a member of the Baxalta Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Baxalta Group identifying the information being so relied upon, the chief financial officer of Baxter (or any officer of Baxter as designated by the chief financial officer of Baxter) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Baxter agrees to indemnify and hold harmless each member of the Baxalta Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Baxter Group having supplied, pursuant to this Article III, a member of the Baxalta Group with inaccurate or incomplete information in connection with a Tax liability.

Section 3.07 Tax Incentives. Baxter or Baxalta, as applicable, shall (i) provide written notice to the other Party describing any action that could reasonably be expected to cause the other Party to lose all or any part of, or otherwise affect the terms and conditions of, any Tax Incentive granted to the other Party by any Tax Authority, or that could reasonably be expected to cause the other Party to repay any Tax Incentive previously granted by any Tax Authority and (ii) shall consult with the other Party regarding any such proposed action reasonably in advance of taking such action.

Section 3.08 Expenses and Applicability. After the Distribution, each Party shall bear its own expenses in the course of any Tax Contest, other than expenses included in the definition of Tax-Related Losses.

ARTICLE IV

TAX-FREE STATUS

Section 4.01 Tax Opinions/Rulings and Representation Letters. Each of Baxter and Baxalta hereby represents and agrees that (i) it has or will read the Representation Letters deliverable to the applicable Tax Advisors in connection with the rendering of the Tax Opinions prior to the date submitted and has or will read the Representation Letters (including the Ruling Request) delivered to the IRS or other Tax Authorities in connection with obtaining the Rulings prior to the date of this Agreement and (ii) subject to any qualifications therein, all information contained in such Representation Letters and Rulings that concerns or relates to such Party or its Affiliates will be true, correct and complete

Section 4.02 Restrictions on Baxalta.

(a) Baxalta agrees that it will not take or fail to take, or permit any member of the Baxalta Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. Baxalta agrees that it will not take or fail to take, or permit any member of the Baxalta Group to take or fail to take, any action which prevents or could reasonably be expected to prevent (i) the Tax-Free Status, or (ii) any transaction contemplated by the Distribution Agreement which is intended by the parties to be tax-free (including, but not limited to, those transactions which the IRS has ruled qualify for tax-free treatment in the IRS Ruling) from so qualifying, including, in the case of Baxalta, issuing any Baxalta Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code.

(b) Baxalta agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (iii) cause each Baxalta Affiliate whose Active Trade or Business is relied upon in the Tax Opinions/Rulings for purposes of qualifying a transaction as tax-free pursuant to Section 355 of the Code or other Tax Law to maintain its status as a company engaged in such Active Trade or Business for purposes of Code Section 355(b)(2) of the Code and any such other applicable Tax Law, and (iv) not engage in any transaction or permit any Baxalta Affiliate to engage in any transaction that would result in a Baxalta Affiliate described in clause (iii) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) or such other applicable Tax Law, in each case, taking into account Section 355(b)(3) of the Code for purposes of clauses (i) through (iv) hereof

(c) Baxalta agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it shall not (and shall not cause or permit of of its Affiliates to), in a single transaction or series of transactions:

(i) enter into any Proposed Acquisition Transaction or, to the extent Baxalta has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Baxalta’s charter or bylaws or otherwise, or (D) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, or otherwise),

(ii) liquidate, partially liquidate, merge or consolidate with any other Person that was not already wholly owned by a member of the Baxalta Group prior to such transaction;

(iii) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Baxalta as part of the Contribution or sell or transfer (or cause or permit to be transferred) 25% or more of the gross assets of any Active Trade or Business or 25% or more of the consolidated gross assets of Baxalta and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date),

(iv) redeem or otherwise repurchase (directly or through an Affiliate) any Baxalta Capital Stock, or rights to acquire Baxalta Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48),

(v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Baxalta Capital Stock (including, without limitation, through the conversion of one class of Baxalta Capital Stock into another class of Baxalta Capital Stock); or

(vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Baxalta or otherwise jeopardize the Tax-Free Status;

unless, prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Baxalta shall have requested that Baxter obtain a Ruling in accordance with Section 4.04(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and Baxter shall have received such a Ruling in form and substance reasonably satisfactory to Baxter (and in determining whether a Ruling is reasonably satisfactory, Baxter may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling), (B) Baxalta shall provide Baxter with an Unqualified Tax Opinion in form and substance reasonably satisfactory to Baxter (and in determining whether an opinion is reasonably satisfactory, Baxter may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and Baxter may determine that no opinion would be acceptable to Baxter) or (C) Baxter shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(d) Certain Issuances of Baxalta Capital Stock. If Baxalta proposes to enter into any Section 4.02(d) Acquisition Transaction or, to the extent Baxalta has the right to prohibit any Section 4.02(d) Acquisition Transaction, proposes to permit any Section 4.02(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, Baxalta shall provide Baxter, no later than ten days following the signing of any written agreement with respect to the Section 4.02(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of Baxalta Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of Baxalta to the effect that the Section 4.02(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 4.02(d) apply (a “Board Certificate”).

Section 4.03 Restrictions on Baxter. Baxter agrees that it will not take or fail to take, or permit any member of the Baxter Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. Baxter agrees that it will not take or fail to take, or permit any member of the Baxter Group to take or fail to take, any action which prevents or could reasonably be expected to prevent (i) the Tax-Free Status, or (ii) any transaction contemplated by the Distribution Agreement which is intended by the parties to be tax-free (including, but not limited to, those transactions which the IRS has ruled qualify for tax-free treatment in the IRS Ruling) from so qualifying, including, in the case of Baxter, issuing any Baxter Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code.

Section 4.04 Procedures Regarding Opinions and Rulings.

(a) If Baxalta notifies Baxter that it desires to take one of the actions described in clauses (i) through (vi) of Section 4.02(c) (a “Notified Action”), Baxter and Baxalta shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 4.02(c), unless Baxter shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(b) Baxter agrees that at the reasonable request of Baxalta pursuant to Section 4.02(c), Baxter shall cooperate with Baxalta and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or other applicable Tax Authority or an Unqualified Tax Opinion for the purpose of permitting Baxalta to take the Notified Action. Further, in no event shall Baxter be required to file any Ruling Request under this Section 4.04(b) unless Baxalta represents that (i) it has read the Ruling Request, and (ii) all information and representations, if any, relating to any member of the Baxalta Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. Baxalta shall reimburse Baxter for all reasonable costs and expenses incurred by the Baxter Group in obtaining a Ruling or Unqualified Tax Opinion requested by Baxalta within ten Business Days after receiving an invoice from Baxter therefor.

(c) Baxter shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Baxter determines to obtain a Ruling or an Unqualified Tax Opinion, Baxalta shall (and shall cause each Affiliate of Baxalta to) cooperate with Baxter and take any and all actions reasonably requested by Baxter in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that Baxalta shall not be required to make (or cause any Affiliate of Baxalta to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Baxter and Baxalta shall each bear its own costs and expenses in obtaining a Ruling or an Unqualified Tax Opinion requested by Baxter.

(d) Baxalta hereby agrees that Baxter shall have sole and exclusive control over the process of obtaining any Ruling, and that only Baxter shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 4.04(b), (i) Baxter shall keep Baxalta informed in a timely manner of all material actions taken or proposed to be taken by Baxter in connection therewith; (ii) Baxter shall (A) reasonably in advance of the submission of any Ruling Request documents provide Baxalta with a draft copy thereof, (B) reasonably consider Baxalta’s comments on such draft copy, and (C) provide Baxalta with a final copy; and (iii) Baxter shall provide Baxalta with notice reasonably in advance of, and Baxalta shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither Baxalta nor any Affiliates of Baxalta shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Transactions.

Section 4.05 Liability for Tax-Related Losses.

(a) Notwithstanding anything in this Agreement or the Distribution Agreement to the contrary, subject to Section 4.05(c), Baxalta shall be responsible for, and shall indemnify and hold harmless Baxter and each of its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition (other than pursuant to the Transactions) of all or a portion of the stock and/or assets of Baxalta and/or its subsidiaries by any means whatsoever by any Person, (ii) any negotiations, understandings, agreements or arrangements by Baxalta with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Baxalta representing a Fifty-Percent or Greater Interest therein, (iii) any action or failure to act by Baxalta or a member of the Baxalta Group after the Distribution (including, without limitation, any amendment to Baxalta’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Baxalta stock (including, without limitation, through the conversion of one class of Baxalta Capital Stock into another class of Baxalta Capital Stock), (iv) any act or failure to act by Baxalta or any Baxalta Affiliate described in Section 4.02 (regardless whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 4.02(c) or a Board Certificate described in Section 4.02(d)) or (v) any breach by Baxalta of its agreement and representation set forth in Section 4.01.

(b) Notwithstanding anything in this Agreement or the Distribution Agreement to the contrary, subject to Section 4.05(c), Baxter shall be responsible for, and shall indemnify and hold harmless Baxalta and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (i) the acquisition (other than pursuant to to the Transactions) of all or a portion of the stock and/or assets of Baxter and/or its subsidiaries by any means whatsoever by any Person, (ii) any negotiations, understandings, agreements or arrangements by Baxter with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Baxter representing a Fifty-Percent or Greater Interest therein, (iii) any action or failure to act by Baxter or a member of the Baxter Group after the Distribution (including, without limitation, any amendment to Baxter’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Baxter stock (including, without limitation, through the conversion of one class of Baxter Capital Stock into another class of Baxter Capital Stock), (iv) any act or failure to act by Baxter or any Baxter Affiliate described in Section 4.03, or (v) any breach by Baxter of its agreement and representation set forth in Section 4.01.

(c)

(i) To the extent that any Tax-Related Loss is subject to indemnity under both Sections 4.05(a) and Section 4.05(b), responsibility for such Tax-Related Loss shall be shared by Baxter and Baxalta according to relative fault.

(ii) Notwithstanding anything in Section 4.05(b) or Section 4.05(c)(i) or any other provision of this Agreement or the Distribution Agreement to the contrary, with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Baxter) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Baxalta (or any Baxalta Affiliate) by any means whatsoever by any Person or any action or failure to act by

Baxalta affecting the voting rights of Baxalta stock, Baxalta shall be responsible for, and shall indemnify and hold harmless Baxter and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(iii) Notwithstanding anything in Section 4.05(a) or Section 4.05(c)(i) or any other provision of this Agreement or the Distribution Agreement to the contrary, with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Baxalta) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Baxter (or any Baxter Affiliate) by any means whatsoever by any Person or any action or failure to act by Baxter affecting the voting rights of Baxter stock, Baxter shall be responsible for, and shall indemnify and hold harmless Baxalta and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

Section 4.06 Reporting. Baxter and Baxalta shall (i) timely file any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 and, to the extent applicable, Section 1.368-3 of the Regulations) to report each step of the Transactions as qualifying for its Tax-Free Status and (ii) absent a change of Law or an applicable Final Determination otherwise, not take any position on any Tax Return that is inconsistent with such qualification. Each Party covenants and agrees that it will make a protective election under Section 336(e) of the Code with respect to the Transactions.

ARTICLE V

PROCEDURAL MATTERS

Section 5.01 Cooperation. Each Party shall cooperate with reasonable requests from the other Party in matters covered by this Agreement, including in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax Items and the conduct and settlement of Tax Contests. Such cooperation shall include:

(a) retaining until the expiration of the relevant statute of limitations (including extensions) records, documents, accounting data, computer data and other information (“Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of either Party under this Agreement;

(b) providing the other Party reasonable access to Records and to its personnel (ensuring their cooperation) and premises during normal business hours to the extent relevant to an obligation, right or liability of the other Party under this Agreement or otherwise reasonably required by the other Party to complete Tax Returns or to compute the amount of any payment contemplated by this Agreement; and

(c) notifying the other Party prior to disposing of any relevant Records and affording the other Party the opportunity to take possession or make copies of such Records at its discretion.

Section 5.02 Interest. Any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest from the end of that period. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, as applicable, for the relevant period.

Section 5.03 Indemnification Claims and Payments.

(a) An Indemnitee shall be entitled to make a claim for payment with respect to Taxes under this Agreement when the Indemnitee determines that it is entitled to such payment and is able to calculate with reasonably accuracy the amount of such payment. Except as otherwise provided in Section 3.03(b), the Indemnitee shall provide to the Indemnifying Party notice of such claim within 60 business days of the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed.

(b) Except as otherwise provided in Section 3.03(b), the Indemnifying Party shall make the claimed payment to the Indemnitee within 30 business days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(c) A failure by an Indemnitee to give notice as provided in Section 3.03(b) or 5.03(a) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(d) Nothing in this Section 5.03 shall prejudice a Party’s right to receive payments pursuant to Section 3.03(b).

Section 5.04 Treatment of Indemnity Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law and except as provided in Section 5.02, any payments made by a Company under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent that the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 5.05 Tax Gross-Up. If (i) notwithstanding the manner in which any payment under this Agreement is reported, there is a Final Determination with respect to the Tax liability of a Party as a result of its receipt of a payment pursuant to this Agreement or (ii) any deduction or withholding is required by Law to be made from any payment (other than an interest payment) under this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof or the amount of all deduction or withholding required by Law with respect to such payment, as applicable (in each case, taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Party receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 5.06 Dispute Resolution. Notwithstanding Section 6.06, but subject to Section 6.16, any and all disputes between Baxter and Baxalta arising out of any provision of this Agreement shall be resolved through the procedures provided in Article VII of the Distribution Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Termination. This Agreement will terminate without further action at any time before the Distribution upon termination of the Distribution Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Distribution.

Section 6.02 Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall survive the Distribution and shall remain in full force and effect.

Section 6.03 Distribution Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Distribution Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

Section 6.04 Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or its Subsidiaries may be exposed to employees and agents of the other Party or its Subsidiaries as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Subsidiaries, that such Party’s obligations with respect to Information and data of the other Party or its Subsidiaries shall be governed by the Distribution Agreement.

Section 6.05 Counterparts; Entire Agreement.

(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Separation Agreement, the other Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

Section 6.06 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws and principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 6.07 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.07.

Section 6.08 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 6.09 Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 6.09 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 6.10 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this

Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 6.11 Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 6.12 Notices. Each party giving any notice required or permitted under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice):

If to Baxter:

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

Attn: General Counsel

E-mail: general_counsel@baxter.com

If to Baxalta:

Baxalta Incorporated

One Baxter Parkway

Deerfield, Illinois 60015

Attn: General Counsel

E-mail: general_counsel@baxalta.com

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other.

Section 6.13 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 6.14 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.15 Waivers of Default. No failure or delay of either Party (or its Affiliates) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 6.16 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, Baxter shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Baxalta shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived. The Parties acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without that right, neither Baxter nor Baxalta would have entered into this Agreement.

Section 6.17 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

Section 6.18 Compliance by Affiliates. The Parties shall cause their respective Affiliates to comply with this Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

BAXTER INTERNATIONAL INC.

By:

Name:

Title:

BAXALTA INCORPORATED

By:

Name:

Title:

[Signature Page to Tax Matters Agreement]